EXHIBIT 99.1

Video News Release Script Dated March 22, 2006

Ceragenix Reports

VO:

These superbugs are mutating to overpower our standard antibiotic arsenal.  But, there is a new developmental class of drug that may vanquish even the toughest of superbugs.  They’re called CSA’s and they’re unlike any antibiotic before them.  CSA’s rapidly kill bacteria by tearing them apart.  If they’re dead, they cannot mutate.

SOT:

“So, the ability to tear the cell wall of the bacteria apart and the ability of the CSA’s to distinguish the good cells from the bad cells makes this a very potent weapon in the ongoing war against bacteria.”  ((Steven Porter//Ceragenix))

SOT:	“Ninety-five percent of the drugs that we have are modifications of existing drugs. This one is new.” ((Dr. Peter Appelbaum//Hershey Medical Center))

VO:

And, it’s needed.  In preclinical studies, this new class of antibiotic kills a wide range of bacteria, viruses, even certain cancer-causing viruses.  And, it may save the lives of people that need medical implants.

SOT:	“It’s a huge problem in the medical community. A relatively large percentage of medical devices that are implanted end up being infected.” ((Dr. Paul Savage//Ceragenix))

VO:	The pharmaceutical company Ceragenix is developing a way to coat everything from catheters to hip replacements with CSA’s.

VO:

And that protective coating may last much longer than currently used coating technologies.  A potential step forward over the past three decades, where precious few new antibiotics have surfaced.  Today, drug resistance is verging on catastrophic, but with Ceragenix actively developing new drugs such as CSA’s winning the war against the superbugs may be on the horizon.